Exhibit 99.B(h)(iv)(m)

AMENDMENT NO. 13

to the

FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of September 6, 2013 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on September 6, 2013, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2014; and

WHEREAS, MCM agrees to the continuation of the Agreement through October 31, 2014.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.              The term of the Agreement is hereby extended through October 31, 2014.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary, CLO & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  June 1, 2013

Schedule A

to the

Fee Waiver & Expense Payment Reimbursement Agreement

Funds

Munder Emerging Markets Small-Cap Fund

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Veracity Small-Cap Value Fund